A.P. PHARMA, INC.

2007 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

A.P. Pharma, Inc. (the “Company”), pursuant to its 2007 Equity Incentive Plan (the “Plan”), hereby grants to the participant under the Plan (the “Participant”) restricted stock units covering the number of shares of the Company’s common stock (the “Common Stock”) set forth below (the “Stock Units”).  Each Stock Unit represents one share of Common Stock.  The Stock Units are subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”), the Restricted Stock Unit Agreement, and the Plan, all of which are attached hereto and incorporated herein in their entirety.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Stock Units:
Vesting Schedule:	Subject to Participant’s not experiencing a Termination of Continuous Service, [twenty five percent (25%) of the Stock Units per year on the anniversary of the Vesting Commencement Date.]

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to the terms and conditions of this Grant Notice, the Restricted Stock Unit Agreement, and the Plan.  Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Restricted Stock Unit Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of restricted stock units and the stock in the Company covered by the restricted stock units and supersede all prior oral and written agreements relating thereto, with the exception of other awards previously granted and delivered to Participant under the Plan.

A.P. Pharma, Inc.                                                                           Participant:

By: _____________________________                                                                                     By: _____________________________

Signature                                                                                                   Signature

Title:                                                                                                     Date:

_________________________________                                                                                     _________________________________

Date:

____________________________________

A.P. PHARMA, INC.

2007 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated ____________, 200_, is entered into by and between _______________ (“Participant”) and A.P. Pharma, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company has adopted the A.P. Pharma, Inc. 2007 Equity Incentive Plan (the “Plan”), which provides for awards of restricted stock units to the Company’s Employees, Consultants and Directors; and

WHEREAS, Participant is currently serving as an Employee or Director of, or a Consultant to, the Company; and

WHEREAS, in order to provide Participant incentive to continue in the employ of the Company and his or her commitment to the success of the Company, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that Participant shall be granted restricted stock units (“Stock Units”) representing hypothetical shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), with each Stock Unit equal in value to one share of the Company’s Common Stock, subject to the terms and restrictions set forth in the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Agreement and in accordance with the terms and conditions of the Plan.

NOW THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

    1.  Definitions.

Capitalized terms not explicitly defined in this Agreement or the Grant Notice but defined in the Plan shall have the same meanings ascribed to them in the Plan.

   2.  Grant of Stock Units.

The Company hereby grants to Participant, pursuant to the terms of the Grant Notice and this Agreement (collectively, the “Award Agreement”) Stock Units covering the number of shares of Common Stock indicated in the Grant Notice (the “Shares”).

3.	Agreement to Accept Stock Units.

Participant hereby agrees to accept from the Company, and the Company hereby agrees to issue to Participant, the Stock Units.

4.	Vesting.

Subject to the limitations contained herein, the Stock Units issued to Participant shall vest as provided in the Grant Notice, provided, however, that vesting shall cease upon the Participant’s Termination of Continuous Service.

5.	Benefit Upon Vesting.

Upon the vesting of the Stock Units, Participant shall be entitled to receive, as soon as administratively practicable, a number of Shares equal to:

(a)           the number of Stock Units that have vested multiplied by the fair market value (as defined in the Plan) of a share of Common Stock on the date on which such Stock Units vest, and

(b)           a dividend equivalent payment determined by

(1)           multiplying the number of vested Stock Units by the dividend per share of Common Stock on each dividend payment date between the date hereof and the vesting date to determine the dividend equivalent amount for each dividend payment date;

(2)           dividing the amount determined in (1) above by the fair market value of a share of Common Stock on the date of such dividend payment to determine the number of additional Stock Units to be credited to the Participant; and

(3)           multiplying the number of additional Stock Units determined in (2) above by the fair market value of a share of Common Stock on the vesting date to determine the aggregate amount of dividend equivalent payments for such vested Stock Units;

provided, however, that if any aggregated dividend equivalent payments in paragraph (b)(3) above or otherwise results in a payment of a fractional Share, such fractional share shall be rounded down to the nearest whole Share.

6.	Securities Law Compliance.

Notwithstanding anything to the contrary contained herein, the Company shall not deliver, and shall have no liability for failing to deliver, any Shares under the Award Agreement unless the Shares are then registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such issuance and transfer would be exempt from the registration requirements of the Securities Act.  The issuance and transfer of the Shares also must comply with other applicable laws and regulations governing such Stock Units and Shares, and the Company shall not issue, and shall have no liability for failing to issue, the Shares if the Company determines that such issuance and transfer would not be in material compliance with such laws and regulations.

7.	Forfeiture.

In the event of the Termination of Continuous Service of the Participant, at any time for any reason (including as a result of the Participant’s death or disability) prior to the vesting of the Stock Units, except as otherwise provided for in the Award Agreement, all Stock Units granted hereunder that have not vested by such termination date and that are held by the Participant as of such date shall be forfeited by, and no further rights shall accrue to, the Participant.  In addition, in the event of Participant’s Termination of Continuous Service for Cause (as defined in the Plan), any Stock Units (including any vested portion thereof) held by Participant shall immediately be forfeited in their entirety upon first notification to Participant of such Termination for Cause.  If Participant’s Continuous Service with the Company is suspended pending an investigation of whether Participant shall be terminated for Cause, all of Participant’s rights under the Award Agreement likewise shall be suspended during the investigation period.  This Section 7 shall apply with equal effect to vested Shares issued upon vesting of the Stock Units in that the Company shall have the right to recover from Participant any such Shares, and/or to recover any profits Participant might have received upon Participant’s sale or other transfer of such Shares, provided the Company commences action to recover such Shares or profits within six months following the date of Participant’s Termination of Continuous Service for Cause.

8.	Corporate Transactions.

In the event of a Change in Control pursuant to Section 14(c) of the Plan, the Company may provide for the assumption or substitution of, or adjustment to, the Stock Units; accelerate the vesting of Stock Units and terminate any restrictions on the Stock Units and/or provide for termination of the Stock Units.  To the extent the Stock Units remain in effect following such Change in Control, such Stock Units shall apply to the new capital stock or other property received in exchange for the Common Stock in consummation of the corporate transaction.

9.	Rights as Shareholder.

Stock Units represent hypothetical shares of Common Stock.  Until the Stock Units become vested, the Participant shall not be entitled to any of the rights or benefits generally accorded to shareholders.

10.	Limitations on Transfer.

Except as otherwise provided for in the Award Agreement, the Stock Units or rights granted hereunder may not be sold, pledged or otherwise transferred until the Stock Units become vested in accordance with Section 4 and the Shares are issued under Section 5.

11.	Award not a Service Contract.

The Award Agreement is not an employment or service contract, and nothing in the Award Agreement shall be deemed to create in any way whatsoever any obligation on the Company or an Affiliate to continue Participant’s employment or service.  In addition, nothing in the Award Agreement shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, officers or Employees to continue any relationship that Participant may have as an Employee or Director of, or a Consultant to, the Company or an Affiliate.

12.	Tax and Withholding Obligations.

12.1  Participant understands and agrees that Participant is solely responsible for any and all federal, state, local and foreign tax withholding obligations in connection with the Stock Units.  Participant further agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the grant or vesting of the Stock Units, or the issuance of Shares subject to the Stock Units or the subsequent sale of Common Stock acquired pursuant to such Stock Units, or due upon receipt of dividend equivalent payments.

12.2  If Participant does not deliver to the Company’s [Stock Plan Administrator] at least five (5) days prior to any date on which Stock Units vest (each, a “Vesting Date”) a written notice of Participant’s election to satisfy by cash, check or other manner agreeable to the Company, all federal, state, local or foreign tax withholding obligations related to such Shares, Participant and the Company agree that the Company shall retain that number of the Shares, based on the fair market value of the Company’s common stock on such Vesting Date, with an aggregate value equal to the amount of all federal, state, local or foreign tax withholding obligations that Participant, the Company, or an Affiliate would incur as a result of the vesting relating to such Shares.

12.3  Unless and until the tax withholding obligations of the Company or any Affiliate are satisfied, the Company shall have no obligation to issue a certificate for, or permit the transfer, alienation, etc. of, any of the Shares.

13.	Representations.

Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences relating to the Stock Units and the transactions contemplated by the Award Agreement.  Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the Stock Units or the transactions contemplated by the Award Agreement.

14.	Data Privacy Consent.

Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee's personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Optionee's participation in the Plan.  Optionee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Optionee's favor for the purpose of implementing, managing and administering the Plan ("Data").  Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee's country or elsewhere and that the recipient country may have different data privacy laws and protections than Optionee's country.  Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s [Stock Plan Administrator].  Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee's participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon the exercise of this Option.  Optionee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan.  Optionee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s [Stock Plan Administrator] in writing. Optionee understands that refusing or withdrawing consent may affect Optionee's ability to participate in the Plan.  For more information on the consequences of refusing to consent or withdrawing consent, Optionee may contact the Company’s [Stock Plan Administrator] at the Company.

15.	Acknowledgment.

Participant acknowledges and agrees that notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary Termination of Continuous Service (whether or not in breach of local labor laws), Participant’s right to receive benefits under the Award Agreement, if any, will terminate effective as of the date that Participant no longer has a service relationship with the Company and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary Termination of Continuous Service (whether or not in breach of local labor laws), Participant’s right to receive benefits under the Award Agreement after Termination of Continuous Service, if any, will be measured by the date of termination of Participant’s service relationship and will not be extended by any notice period mandated under local law.

16.	Notices.

Any notices provided for in the Award Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to Participant, five (5) days after deposit in the United States mail, postage prepaid, addressed to Participant at the last address provided by Participant to the Company.

17.	Survival of Terms.

The Award Agreement shall apply to and bind Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

18.	Failure to Enforce not a Waiver.

The failure of the Company to enforce at any time any provision of the Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

19.	Amendments.

The Award Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto, provided that the Administrator may amend an outstanding Stock Award in order to conform it to the Administrator’s intent (in its sole discretion) that such Stock Award not be subject to Code Section 409A(a)(1)(B).

20.	Authority of the Committee.

The Committee shall have full authority to interpret and construe the terms of the Award Agreement.  The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

21.	Miscellaneous.

21.1  The rights and obligations of the Company under the Award Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

21.2  Participant agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award Agreement.

21.3  Participant acknowledges and agrees that he or she has reviewed the Award Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award Agreement and fully understands all provisions of the Award Agreement.

21.4  If Participant has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

21.5  The Award Agreement may be signed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

21.6  The Award Agreement is governed by the laws of the state of Delaware.

22.	Governing Plan Document.

The Stock Units are subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of the Award Agreement and those of the Plan, the provisions of the Plan shall control.  Participant represents that he or she has read this Agreement, the Grant Notice and the Plan, and is familiar with their terms and provisions.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Award Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

A.P. Pharma, Inc.                                                                           Participant:

By: _____________________________                                                                                     By: _____________________________

      Signature                                                                                  Signature

Name: __________________________

Title: ___________________________

I, __________________, spouse of __________________ (the “Participant’), have read and hereby approve the foregoing Agreement.  In consideration of the Company’s granting my spouse restricted stock units covering the number of Shares of the Company’s common stock as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or other such interest shall hereby be similarly bound by the Agreement.  I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

________________________________

Spouse of Participant

[SIGNATURE PAGE TO RESTRICTED STOCK UNIT AGREEMENT]

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